Exhibit 10.15.2

YUM! BRANDS, INC.
1999 LONG TERM INCENTIVE PLAN
GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT

AGREEMENT made as of the 6th day of February, 2015, by and between YUM! Brands, Inc., a North Carolina corporation having its principal office at 1441 Gardiner Lane, Louisville, Kentucky 40213, U.S.A. (“YUM!”) and the Optionee.

W I T N E S S E T H:
WHEREAS, the shareholders of YUM! approved the YUM! Brands, Inc. 1999 Long Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan;
WHEREAS, pursuant to authority granted to it in said Plan, the Management Planning and Development Committee of the Board of Directors of YUM! (the “Committee”), has granted to the Optionee options to purchase the number of shares of YUM! common stock set forth below;
WHEREAS, options granted under the Plan are to be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine;
WHEREAS, capitalized terms used but not defined in this Global Non-Qualified Stock Option Agreement shall have the meaning set forth in the Plan;
NOW, THEREFORE, it is mutually agreed as follows:
1.Grant. In consideration of the Optionee remaining in the employ of YUM!, or one of its divisions or direct or indirect Subsidiaries (collectively the “Company”), YUM! hereby grants to the Optionee, on the terms and conditions set forth in this Global Stock Option Agreement, including any country-specific terms and conditions for the Optionee’s country set forth in the attached appendix (the “Appendix” and together with the Global Non-Qualified Stock Option Agreement, the “Agreement”) and the Plan, the right and option to purchase (XXX) shares of YUM!’s common stock, with no par value (“Stock”), at a price of $_____ per share (the “Exercise Price”), which was the Closing Value (as defined below) of a share of Stock on February 6, 2015, the date of grant. The right to purchase each such share is referred to herein as an “Option”.

2.Exercisability. The Options will become exercisable at a rate of ____% of the total shares granted per year beginning on the first anniversary of the grant (i.e., February 6, 2016), provided the Optionee remains continuously employed by the Company through the applicable vesting date. Exercisable Options must be exercised no later than 4PM Eastern Standard Time (“EST”), February 6, 2025. (The time during which Options are exercisable is referred to as the “Option Term.”) If the expiration date falls on a New York Stock Exchange market holiday or weekend, 4PM EST will mean the business day prior to the expiration date. Once exercisable and until terminated, all or a portion of the exercisable Options may be exercised from time to time and at any time under procedures that the Committee shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of Options which may be exercised at any time. Fractional Options may not be exercised and no fractional shares shall be purchasable or deliverable hereunder. No omission to exercise an Option shall result in the lapse of any other Option granted hereunder until the termination of such Option. The Options shall terminate and expire no later than the end of the Option Term.

3.Exercise Procedure. Subject to the terms and conditions set forth herein, Options may be exercised by giving notice of exercise to Merrill Lynch, the contract administrator (or any other vendor designated by YUM!) in the manner specified from time to time by YUM! or the stock plan administrator. The aggregate Exercise Price for the shares being purchased, together with any Tax-Related Items (as defined in Section 6 below) the Company may be required to withhold upon such exercise, must be paid in full at the time of issuance of such shares, which may be by (i) for Optionees who reside in the U.S. only, tendering previously acquired shares of YUM! common stock (or delivering a certification of ownership of such shares), or (ii) through a “cashless exercise” (subject to applicable legal restrictions).

4.Effect of Termination of Employment, Death and Retirement .

(a)The Optionee shall have a period of 90 days following the Optionee’s termination of employment with the Company (as determined subject to Section 7(g) below) to exercise such vested or previously exercisable options as of the Optionee’s last day of employment, but such exercise period shall not extend beyond the end of the Option Term. After the 90-day period, the Options shall automatically expire upon, and no Option may be exercised; provided, however, that if such termination occurs by reason of the Optionee’s death and Retirement (as defined in Section 25 below) , then all Options which are otherwise exercisable on the Optionee’s last day of employment may be exercised by the Optionee’s designated beneficiary (or, if none, his or her legal representative), in the event of death of the Optionee, or by the Optionee, in the event of Retirement, in any case during the Option Term in accordance with this Agreement.

(b)In the event the Optionee’s employment with the Company is involuntarily terminated by the Company other than for cause, including without limitation as a result of (i) a disposition (or similar transaction) with respect to an identifiable Company business or segment (“Business”), and in accordance with the terms of the transaction, the Optionee and a substantial portion of the other employees of the Business continue in employment with such Business or commence employment with its acquiror, (ii) the elimination of the Optionee’s position within the Company, or (iii) the selection of the Optionee for work force reduction (whether voluntary or involuntary), the Options will also pro rata vest on a monthly basis such that a portion of the Optionee’s otherwise unvested Options for that vesting period will vest based upon the time the Optionee was employed during the vesting period up to the last day of employment (as determined in accordance with Section 7(g) below).

(c)In the event the Optionee’s employment with the Company is terminated by reason of Retirement or death, the Options will also pro rata vest on a monthly basis such that a portion of the Optionee’s otherwise unvested Options will vest based upon the time the Optionee was employed during the vesting period up to the last day of employment (as determined in accordance with Section 7(g) below). The vested Options may be exercised during the Option Term in accordance with this Agreement.

5.Compensation Recovery Policy.

(a)The Participant acknowledges and agrees that the Options granted to Optionee under this Agreement shall be subject to the YUM! Brands, Inc. Compensation Recovery Policy, amended and restated January 1, 2015 (“Compensation Recovery Policy”), and as in effect on the date of this Agreement.

(b)This Agreement is a voluntary agreement, and each Optionee who has accepted the Agreement has chosen to do so voluntarily. The Optionee understands that all the Options provided under the Agreement and all amounts paid to the individual under the Agreement are provided as an advance that is contingent on the Company’s financial statements not being subject to a material restatement. As a condition of the Agreement, the Participant specifically agrees that the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Options for any individual party to such an agreement due to a material restatement of the Company’s financial statements, as provided in the Company’s Compensation Recovery Policy. In the event that amounts have been paid to the Optionee pursuant to the Agreement and the Committee determines that the Participant must repay an amount to the Company as a result of the Committee’s cancellation, rescission, suspension, withholding or other limitation or restriction of rights, the Optionee agrees, as a condition of being awarded such rights, to make such repayments.

6.Responsibility for Taxes. Regardless of any action YUM! or the Optionee’s employer (if different) (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan that are legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by YUM! or the Employer. The Optionee further acknowledges that YUM! and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of shares acquired under the Plan and the receipt of any dividends; and (2) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee becomes subject to tax and/or social security contributions in more than one jurisdiction between the date of grant and the date of any relevant taxable, tax and/or social security contribution withholding event, as applicable, the Optionee acknowledges that YUM! and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable, tax and/or social security contribution withholding event, the Optionee shall pay or make adequate arrangements satisfactory to YUM! and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes YUM! and/or the Employer, at their sole discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to him or her by YUM! and/or the Employer; or (ii) withholding from the proceeds of the sale of shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by YUM! (on the Optionee’s behalf pursuant to this authorization); or (iii) withholding in shares to be issued upon exercise of the Option. To avoid negative accounting treatment, the Company will withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Optionee will be deemed to have been issued the full number of shares subject to the exercised Option, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan.
Finally, the Optionee shall pay to YUM! or the Employer any amount of Tax-Related Items that YUM! or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan or Optionee’s acquisition of shares upon exercise of the Option that cannot be satisfied by the means previously described. YUM! may refuse to honor the exercise and refuse to issue or deliver the shares or the proceeds of the sale of the shares to the Optionee if the Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items.
7.Nature of Grant. In accepting the Option, the Optionee acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by YUM! and is discretionary in nature;

(b)	all decisions with respect to future option grants, if any, will be at the sole discretion of YUM!;

(c)	the Option and any shares of Stock (or cash) acquired under the Plan are not part of normal or expected compensation or salary;

(d)	the Option grant and the Optionee’s participation in the Plan shall not be interpreted to form an employment contract or relationship with YUM! or the Employer or any Subsidiary or affiliate of YUM!;

(e)	the future value of the underlying shares is unknown and cannot be predicted with certainty;

(f)	if the underlying shares do not increase in value, the Option will have no value;

(g)
in the event of termination of Optionee’s employment with the Company (whether or not in breach of local labor laws), the Optionee’s right to receive the Option and vest in the Option under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed with the Company (subject to the terms and conditions of the Agreement) and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), the Optionee’s right to exercise the Option after termination of employment, if any, will be measured by the last day of Optionee’s active employment and will not be extended by any notice period mandated under local law. The Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed with the Company for purposes of his or her Option grant;

(h)	for Optionees who reside outside the U.S., the following additional provisions shall apply:

(i)	the Option and any shares (or cash) acquired under the Plan are not intended to replace any pension rights or compensation;

(ii)
the Option and the shares (or cash) acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to YUM! or to the Employer and are outside the scope of the Optionee’s employment contract, if any; such items shall not be included in or part of any calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for YUM! or the Employer; and

(iii)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Optionee’s employment by YUM! or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company, waives his or her ability, if any, to bring any such claim and releases the Company from any such claim if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

8.No Advice Regarding Grant. YUM! is not providing any tax, legal or financial advice, nor is YUM! making any recommendations regarding the Optionee’s participation in the Plan, or his or her acquisition or sale of the underlying shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.

9.Adjustment for Change in Common Stock. As set forth in the Plan, in the event of any change in the outstanding shares of Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the number of shares which the Optionee may purchase pursuant to the Options and the Exercise Price at which the Optionee may purchase such shares shall be adjusted appropriately in the Committee’s sole discretion.

10.Nontransferability. These Options are personal to the Optionee and, during his or her lifetime, may be exercised only by the Optionee. The Options shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void without the express consent of the Committee.

11.Buy-Out of Option Gains. At any time after any Option becomes exercisable, the Committee shall have the right, in its sole discretion and without the consent of the Optionee, to cancel such Option and to pay to the Optionee the difference between the Exercise Price of the Option and the Fair Market Value of the shares covered by the Options as of the date the Committee provides written notice (the “Buy Out Notice”) of its intention to exercise such right. Payments of such buy out amounts pursuant to this provision shall be effected by YUM! as promptly as possible after the date of the Buy Out Notice and may be made in cash or in Stock, or partly in cash and partly in Stock as the Committee deems advisable. To the extent payment is made in Stock, the number of shares shall be determined by dividing the amount of payment to be made by the Fair Market Value of a share at the date of the Buy Out Notice. In no event shall YUM! be required to deliver a fractional share of common stock in satisfaction of this buy out provision. Payments of any such buy out amounts shall be made net of any Tax-Related Items.

12.Change in Control. Notwithstanding anything in this Agreement to the contrary (including Section 5 above), if the Optionee is employed on the date of a Change in Control (as defined in the Plan), and the Optionee’s employment is involuntarily terminated by the Company (other than for cause) on or within two years following the Change in Control, the Options shall become fully and immediately exercisable. If the employment of the Optionee is terminated by the Company (other than for cause) on or within two years following a Change in Control, all Options shall continue to be exercisable at any time within three years after the date of such termination of employment, but in no event after the end of the Option Term.

13.Notices. Any notice to be given to YUM! under the terms of this Agreement shall be addressed to YUM! at 1441 Gardiner Lane, Louisville, Kentucky 40213, U.S.A., Attention: Vice President, Compensation and Benefits, or such other address (including any email address) as YUM! may hereafter designate to the Optionee. Any such notice shall be deemed to have been given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal or other official postal service for the Optionee’s country.

14.Binding Effect.

(a)This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to YUM!, whether by merger, consolidation or the sale of all or substantially all of YUM!’s assets. YUM! will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of YUM! to expressly assume and agree to perform this Agreement in the same manner and to the same extent that YUM! would be required to perform if no such succession had taken place.

(b)This Agreement shall be binding upon and inure to the benefit of the Optionee or his or her legal representative and any person to whom the Options may be transferred by will, the applicable laws of descent and distribution or consent of the Committee.

15.Receipt of Prospectus. The Optionee hereby acknowledges that he or she has received a copy of YUM!’s Prospectus relating to the Options, the shares covered thereby and the Plan, and that he or she fully understands his or her rights under the Plan.

16.Plan Controls. The Options and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any Operating Guidelines or other policies or regulations which govern administration of the Plan, which shall be controlling. YUM! reserves its right to amend or terminate the Plan at any time without the consent of the Optionee, provided, however, that Options outstanding under the Plan at the time of such amendment or termination shall not be adversely affected thereby, as set forth in Section 7 of the Plan. All interpretations or determinations of the Committee shall be final, binding and conclusive upon the Optionee and his or her legal representatives on any question arising hereunder or under the Plan, the Operating Guidelines or other policies or regulations which govern administration of the Plan.

17.Data Protection. This Section 17 applies if the Optionee resides outside the U.S. By entering into this Agreement, the Optionee:

(a)    hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other grant materials, by and among, as applicable, the Employer, YUM! and any Subsdidiary or affiliate of YUM!, for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan;
(b)    acknowledges that YUM! and the Employer may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all Options or any other entitlement to Stock outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”);
(c)    acknowledges and agrees that Data may be transferred to Merrill Lynch or such other service provider as may be selected by YUM!, which is assisting with the implementation, administration and management of the Plan (presently or in the future), that these recipients may be located in the Optionee’s country of residence or elsewhere (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections to those of the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative;
(d)    authorizes the Employer, YUM!, Merrill Lynch and any other possible recipients which may assist YUM! (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares acquired under the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Optionee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.
18.Rights to Future Grants; Compliance with Law. By entering into this Agreement, the Optionee acknowledges and agrees that the Award and acceptance of Options pursuant to this Agreement is voluntary and occasional and does not entitle the Optionee to future grants of stock options or other awards in the future under the Plan or any other plan, even if options have been granted repeatedly in the past. The Optionee further agrees to seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options and stock and the exercise of stock options, including, without limitation, currency and exchange laws, rules and regulations. The Optionee shall have no rights as a shareholder of YUM! until the Option is exercised and shares subject thereto have been issued to the Optionee.

19.Governing Law & Venue. The Optionee’s participation in the Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflicts of law thereof.

For purposes of litigating any dispute that arises in connection with this grant, the Optionee’s participation in the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Kentucky and agree that such litigation shall be conducted in the courts of Jefferson County, Kentucky, or the federal courts for the United States for the Western District of Kentucky, where this grant is made and/or to be performed.
20.Language. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by YUM! or a third party designated by YUM!.

22.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan and on any Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local laws or to facilitate the administration of the Plan, and to require the Optionee to accept the terms of any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.Appendix. Notwithstanding any provisions herein, the Optionee’s participation in the Plan shall be subject to any special terms and conditions set forth in the Appendix for his or her country (attached hereto). Moreover, if the Optionee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Optionee, to the extent Committee determines in its sole discretion that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

25.Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)“Closing Value” of a share of Stock shall mean an amount equal to the closing sales price of a share of Stock as reported on the composite tape for securities listed on The New York Stock Exchange, on the date in question (or, if no sales of YUM! common stock were made on said Exchange on such date, on the preceding day on which sales were made on such Exchange), rounded to two decimal places.

(b)“Retirement” shall have the meaning used in the YUM! Retirement Plan, as then in effect, whether it occurs on the Optionee’s Normal Retirement Date or Early Retirement Date, or in the event the such Retirement Plan does not apply to the Optionee, “Retirement” shall mean termination of employment by the Optionee on or after the Optionee’s attainment of age 55 and 10 years of service or age 65 and 5 years of service. Notwithstanding the definition of Retirement set forth immediately above, if YUM! receives an opinion of counsel that there has been a legal judgment and/or legal development in the Optionee’s jurisdiction that would likely result in the favorable retirement treatment that applies to this grant under the Plan being deemed unlawful and/or discriminatory, then the Committee will not apply the favorable retirement treatment at the time of the Optionee’s termination of employment and the Option shall automatically expire upon, and no Option may be exercised after, the termination of the Optionee’s employment with the Company.

By participating in the plan the Optionee is deemed to accept the grant of the Option and agrees to be bound by the terms and conditions in the Plan and this Agreement.

YUM! BRANDS, INC.

By:	/s/ Anne P. Byerlein
Anne P. Byerlein
YUM! Brands, Inc., Chief People Officer

GLOBAL Stock Option Agreement (2015)